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                                                                    Exhibit 4.1


                                  GLIATECH INC.
                            23420 COMMERCE PARK ROAD
                              CLEVELAND, OHIO 44122

                                November 17, 1999


American Stock Transfer & Trust Company
40 Wall Street
New York, NY 10005
Attention:  Barry Rosenthal


                     Re: Amendment No. 1 to Rights Agreement

Ladies and Gentlemen:

         Pursuant to Section 27 of the Rights Agreement (the "Rights Agreement"), dated as of July 1, 1997, between Gliatech Inc. (the "Company"), and American Stock Transfer & Trust Company, as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

         1. Section 1 of the Rights Agreement is hereby amended by adding the following Subsections (dd) and (ee) at the end of such Section:

         (dd)    "SWIB" shall mean the State of Wisconsin Investment Board.

         (ee) "SWIB Percentage" shall mean 20% to and including January 14, 2001, at which time the SWIB Percentage shall be reduced to (i) 15%, if SWIB is not the Beneficial Owner of 15% or more of the Common Shares of the Company outstanding at the close of business on January 14, 2001 or (ii) if SWIB is the Beneficial Owner of 15% or more of the Common Shares of the Company outstanding at the close of business on January 14, 2001, the next highest whole percentage (which shall not exceed 20%) in excess of the percentage of Common Shares of the Company then outstanding beneficially owned by SWIB.

         2. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

         (a) "Acquiring Person" means any Person (other than the Company, any Related Person or SWIB (unless and until SWIB shall have become the Beneficial Owner of a percentage of Common Shares then outstanding that equals or exceeds the SWIB Percentage, at which time SWIB shall be an Acquiring Person)) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the then-outstanding Common Shares; provided, however, that a Person will not be deemed to have become an Acquiring Person


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American Stock Transfer & Trust Company
November 17, 1999
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                 solely as a result of a reduction in the number of Common
                 Shares outstanding unless and until such time as (i) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then-outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

         4. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

         5. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         6. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         7. This Amendment No. 1 to the Rights Agreement shall be effective as of, and immediately prior to, the earlier of (i) execution and delivery of the Merger Agreement and (ii) the execution and delivery of the Option Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.



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American Stock Transfer & Trust Company
November 17, 1999
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         8. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.


                              Very truly yours,

                              Gliatech Inc.


                              By: /s/ Rodney E. Dausch
                                  ---------------------------------
                                  Name:  Rodney E. Dausch
                                  Title: Chief Financial Officer,
                                         Secretary and
                                         Executive Vice President - Finance


Accepted and agreed to as of the
effective time specified above:

American Stock Transfer & Trust Company


By: /s/ Herbert J. Lemmer
   -------------------------------------
   Name: Herbert J. Lemmer
   Title: Vice President